Exhibit 5.2

February 9, 2026

Spire Inc.

700 Market Street

St. Louis Missouri 63101

Re:	Spire Inc.

Registration Statement on Form S-3

Registration No. 333-287024

Ladies and Gentlemen:

We have acted as counsel to Spire Inc., a Missouri corporation (the “Company”), in connection with the registration, pursuant to a Registration Statement on Form S-3, as amended (Registration No. 333-287024) (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), of the issuance and sale of $400,000,000 aggregate principal amount of the Company’s 4.600% Senior Notes due 2031 (the “Notes”) pursuant to the terms of an underwriting agreement dated February 4, 2026 (the “Underwriting Agreement”) between the Company and the several underwriters named in Exhibit A thereto for whom BMO Capital Markets Corp., J.P. Morgan Securities LLC, Mizuho Securities USA LLC and U.S. Bancorp Investments, Inc. acted as representatives. The Notes were issued pursuant to the Company’s Indenture (For Unsecured Debt Securities), dated as of August 19, 2014, between the Company and Regions Bank (as successor to UMB Bank & Trust, N.A.), as trustee (the “Trustee”), as amended or supplemented (the “Indenture”), including by the Fourth Supplemental Indenture thereto, dated as of the date hereof (the “Supplemental Indenture”), between the Company and the Trustee. This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

We have either participated in the preparation of or have reviewed and are familiar with, the Registration Statement, together with the exhibits thereto and the documents incorporated by reference therein, and the Prospectus dated May 7, 2025 forming part of the Registration Statement (the “Prospectus”), as supplemented by the Prospectus Supplement dated February 4, 2026, filed with the Commission pursuant to Rule 424(b) of the Act relating to the offering of the Notes (the “Prospectus Supplement”). We have also reviewed the Indenture, the form of global notes representing the Notes and the Underwriting Agreement (collectively, the “Transaction Documents”). In addition, we have examined originals or certified copies of such corporate records of the Company and other certificates and documents of officials of the Company, public officials and others as we have deemed appropriate for purposes of this letter.

We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all copies submitted to us as conformed, certified or reproduced copies and the conformity of the Notes to the form thereof that we have reviewed. In our examination of documents, we have also assumed (a) the due organization, valid existence and good standing under the laws of its jurisdiction of organization of each party to the Transaction

Documents, (b) the legal capacity of natural persons, (c) the corporate or other power and due authorization of each of the Company and the other parties signatory thereto to execute, deliver and perform its obligations under the Transaction Documents, and to consummate the transactions contemplated therein, (d) the due execution and delivery of the Transaction Documents by all parties thereto and (e) that the Transaction Documents constitute the valid and binding obligation of each party thereto, other than the Company. As to various questions of fact relevant to this letter, we have relied, without independent investigation, upon, in the case of the Notes, certificates of public officials and certificates of officers of the Company, all of which we assume to be true, correct and complete.

Based upon the foregoing, and subject to the assumptions, exceptions, qualifications and limitations set forth herein, we are of the opinion that upon (a) the due execution of the Notes by the Company, (b) the due authentication of the Notes by the Trustee pursuant to the Indenture, and (c) the delivery of the Notes against payment therefor in accordance with the Underwriting Agreement, the Notes will constitute valid and binding obligations of the Company.

The opinions and other matters in this letter are qualified in their entirety and subject to the following:

A.	We express no opinion as to the laws of any jurisdiction other than the laws of the State of Missouri.

B.

The matters expressed in this opinion are subject to and qualified and limited by (i) applicable bankruptcy, insolvency, fraudulent transfer and conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally; (ii) general principles of equity, including without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief (regardless of whether considered in a proceeding in equity or at law); and (iii) securities laws and public policy underlying such laws with respect to rights to indemnification and contribution.

C.

This opinion letter is limited to the matters expressly stated herein and no opinion is to be inferred or implied beyond the opinion expressly set forth herein. We undertake no, and hereby disclaim any, obligation to make any inquiry after the date hereof or to advise you of any changes in any matter set forth herein, whether based on a change in the law, a change in any fact relating to the Company or any other person or any other circumstance.

We hereby consent to the filing of this opinion as an exhibit to a Current Report on Form 8-K filed by the Company with the Commission on or about the date hereof, to the incorporation by reference of this opinion into the Registration Statement and to the use of our name in the Prospectus and the Prospectus Supplement, in each case forming a part of the Registration Statement and under the caption “Legal Matters.” In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act and the rules and regulations thereunder.

Very truly yours,

/s/ Stinson LLP
Stinson LLP